Exhibit 99.1

News Release

Investor Contact:	Dan Grgurich	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	dan.grgurich@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Announces Election of New Director

CHARLOTTE, N.C., November 12, 2015 -- EnPro Industries, Inc. (NYSE: NPO) announced today that John Humphrey has been elected to the company’s Board of Directors. Mr. Humphrey is executive vice president and chief financial officer of Roper Technologies, a diversified technology company with leadership in diverse global niche markets and a broad customer base.

Since Mr. Humphrey joined Roper in 2006 as chief financial officer, the company’s annual revenue has grown from $1.7 to $3.5 billion, and its market capitalization has increased from $4.5 to over $18 billion. His responsibilities at Roper include accounting, tax, treasury, internal audit, investor relations, financial analysis, SEC reporting and banking relationships. Prior to joining Roper, he was with Honeywell International for twelve years in a variety of financial management and analysis roles, including serving as chief financial officer of Honeywell Aerospace. Before joining Honeywell, Mr. Humphrey was in operations management roles at Detroit Diesel Corporation, a manufacturer of heavy-duty diesel engines. He holds a BS in Industrial Engineering from Purdue University and an MBA in Finance from the University of Michigan.

“We welcome John to the EnPro board,” said Gordon Harnett, chairman of the board of EnPro Industries. “At Roper, he has proven himself an astute manager, capable of driving a dramatic increase in shareholder value. He brings to us a depth of knowledge of capital markets, an understanding of the challenges of managing a complex, diversified industrial manufacturing company, and a record of success in a culture that is data driven and disciplined. We elected John to our board after a broad search of potential candidates, and we are confident his membership will serve our company, our employees and our shareholders well.”

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.